Consent of Independent Auditors



        We consent to the inclusion of our report dated December 29, 1999 in Form 8-K of Delta Petroleum Corporation and incorporation by reference in the registration statement No. 33-87106 on Form S-8 of Delta Petroleum Corporation relating to the Statement of Oil and Gas Revenue and Direct lease operating expenses of oil and gas properties of Whiting Petroleum Corporation acquired by Delta Petroleum Corporation for each of the years in the two-year period ended June 30, 1999 which report appears in the Form 8-K of Delta Petroleum Corporation dated January 13, 2000.

                                                s/KPMG LLP
                                                  KPMG LLP


Denver, Colorado
January 12, 2000